UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 22, 2009

Applied Materials, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-06920	94-1655526
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3050 Bowers Avenue P.O. Box 58039 Santa Clara, CA	95052-8039
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 727-5555

N/A

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

In a Form 8-K filed on January 29, 2007, Applied Materials, Inc. (“Applied”) announced that it had entered into a five-year U.S. $1,000,000,000 Credit Agreement (“Credit Agreement”) with Citicorp USA, Inc. (“Citicorp”) as Administrative Agent, The Bank of Tokyo-Mitsubishi UFJ, Ltd. (“BTMU”) as Syndication Agent, and the other lenders named therein (the “lenders”).

On May 22, 2009, Applied, Citicorp, BTMU and the lenders amended the Credit Agreement to modify certain terms of the agreement, including (i) replacing the existing funded-debt-to-adjusted-earnings ratio financial covenant with a minimum liquidity covenant and a funded-debt-to-total-capital ratio covenant and (ii) increasing the facility fee and applicable interest rate margins on advances.

The Credit Agreement, which was originally executed on January 26, 2007, continues to have a scheduled expiration date of January 26, 2012.

Citicorp, BTMU and certain of the lenders or their affiliates have engaged in, and/or in the future may engage in, banking and other transactions with Applied. These parties have received, and/or in the future may receive, compensation from Applied for these services.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As discussed under Item 1.01 above, on May 22, 2009, Applied amended its Credit Agreement. The information set forth under Item 1.01 is incorporated herein by reference. To date, Applied has not requested or received any advances under the Credit Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Applied Materials, Inc. (Registrant)

Date: May 22, 2009	By:	/s/ Joseph J. Sweeney
Joseph J. Sweeney
Senior Vice President, General Counsel and Corporate Secretary